This announcement is not an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated September 2, 1998 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Berg Acquisition Co. by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                   Notice of Offer to Purchase for Cash
      All Outstanding Shares of Common Stock and Class A Common Stock (Including the Associated Rights to Purchase Series A Junior Preferred Stock)
                                    of
                          Berg Electronics Corp.
                                    at
                        $35.00 Net Per Common Share
                                    and
                   $32.965 Net Per Class A Common Share
                                    by
                           Berg Acquisition Co.
                       a wholly owned subsidiary of
                   Framatome Connectors USA Holding Inc.
                and an indirect wholly owned subsidiary of
                  Framatome Connectors International S.A.

      Berg Acquisition Co., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Framatome Connectors USA Holding Inc., a New York corporation, and an indirect wholly owned subsidiary of Framatome Connectors International S.A., a corporation organized under the laws of the Republic of France ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value per share (the "Common Shares"), of Berg Electronics Corp., a Delaware corporation (the "Company"), at $35.00 per Common Share, net to the seller in cash, and all outstanding shares of Class A Common Stock, $0.01 par value (the "Class A Shares"), of the Company at $32.965 per Class A Share, net to the seller in cash, including, in each case, the associated rights to purchase Series A Junior Preferred Stock (the "Rights", and collectively with the Common Shares and the Class A Shares, the "Shares") issued pursuant to the Rights Agreement dated December 22, 1997 and amended August 27, 1998, between the Company and Harris Trust and Savings Bank, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 2, 1998 and in the related Letter of Transmittal (which, together with any amendments or supplements, constitute the "Offer").

------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, OR SUCH LATER DATE TO WHICH THE
                 OFFER IS EXTENDED (THE "EXPIRATION DATE").
------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES, WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PURCHASER AND PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER AND UNDER OTHER APPLICABLE ANTITRUST OR COMPETITION LAWS WITH RESPECT TO THE OFFER AND THE MERGER (AS DEFINED BELOW) HAVING EXPIRED OR BEEN TERMINATED AND (3) CERTAIN OTHER TEMRS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.
      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
      The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 27, 1998 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Common Share (other than Common Shares held by Parent or any wholly owned subsidiary of Parent and Common Shares held by stockholders properly exercising appraisal rights under Delaware law) will be converted into the right to receive $35.00 in cash, and each outstanding Class A Share (other than Class A Shares held by Parent or any wholly owned subsidiary of Parent and Class A Shares held by stockholders properly exercising appraisal rights under Delaware law) will be converted into the right to receive $32.965 in cash, in each case, without interest.
       If any condition to the Offer is not satisfied, Purchaser is obligated to extend the Offer until the earlier of the date such condition is satisfied and December 31, 1998 but may (i) with the consent of the Company, waive such condition and purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn, (ii) with the consent of the Company, terminate the Offer prior to such date and return all tendered Shares to tendering stockholders, (iii) subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended or (iv) delay acceptance for payment or payment for Shares, subject to applicable law and the Company's right to terminate the Merger Agreement if the Offer has not been consummated by December 31, 1998, until satisfaction or waiver of the conditions to the Offer.
      Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Harris Trust and Savings Bank (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof.
      For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.
      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 31, 1998 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
      The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
      The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense.

                  The Information Agent for the Offer is:
                          D. F. KING & CO., INC.
                              77 Water Street
                         New York, New York 10005
              Banks and Brokers Call Collect: (212) 269-5550
                 All Others Call Toll Free: (800) 207-3159

                   The Dealer Manager for the Offer is:
                            Merrill Lynch & Co.
                          World Financial Center
                                North Tower
                       New York, New York 10281-1305
                       (212) 449-8971 (Call Collect)


September 2, 1998